Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-142481
May 10, 2007

        Eurand N.V., a public limited liability company organized under the laws of the Netherlands, filed a registration statement on Form F-1 with the Securities and Exchange Commission (the "SEC") on May 1, 2007. References herein to "we," "us," "our" refer to Eurand N.V. This free writing prospectus should be read together with the other information in the preliminary prospectus, including the risks set forth under the section entitled "Risk Factors".

        This free writing prospectus is intended to supplement certain information relating to our lead product candidate, EUR-1008, contained in the sections entitled "Summary—Our Lead Product Candidate," "Risk Factors—Risks Related to Our Lead Product Candidate—EUR-1008" and "Business—Our Lead Product Candidate" in our preliminary prospectus, dated April 30, 2007, and filed as part of our registration statement on Form F-1.

        Subject to review of our protocol by the U.S. Food and Drug Administration, or FDA, we expect to commence in the summer of 2007 a bioavailability study required for the submission of our new drug application, or NDA, for EUR-1008. We expect the bioavailability study to take approximately 6 months to complete and to include 12 subjects. Assuming we commence the study in the summer of 2007, we would expect results from the study to be available in December 2007 or early in 2008. We have requested permission from the FDA to file a NDA for EUR-1008 as a rolling submission. We intend to commence such rolling submission during the second quarter of 2007. If our request for a rolling submission is denied by the FDA, we would be required to include the results of the bioavailability study at the time of initial submission of our NDA and, therefore, we would expect to make the initial submission of our NDA for EUR-1008 after the results of the bioavailability study are available.

        We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-503-4611 or emailing prospectusrequest@list.db.com.

        You may also access a copy of our current registration statement by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1119745/000104746907003440/0001047469-07-003440-index.htm.